Exhibit 4.3

PETRO-CANADA
EMPLOYEE
STOCK OPTION PLAN
(Amended July 31, 2009)

TABLE OF CONTENTS

1.	PURPOSE	1

2.	INTERPRETATION	1

3.	ELIGIBILITY	3

4.	PARTICIPATION	3

5.	OPTIONS	3

6.	OTHER EVENTS AFFECTING ENTITLEMENT	6

7.	CASH PAYMENT ALTERNATIVE	7

8.	PARTICIPANT’S RIGHT NOT TRANSFERABLE	8

9.	NOTICES	8

10.	REGULATIONS AND AMENDMENT	9

11.	COSTS	10

12.	APPLICABLE LAW	10

1.             PURPOSE

The intention of the Employee Stock Option Plan is:

(a)           to promote employee commitment to Petro-Canada;

(b)           to encourage employees to further the development of Petro-Canada; and

(c)           to retain the key employees necessary for Petro-Canada’s long term success.

2.             INTERPRETATION

2.1          Definitions.

As hereinafter used in the Plan:

“Cash Payment Alternative” means the right of an Option holder to elect to receive cash equal to the amount by which the Market Price of the Share covered by a surrendered Option exceeds the Option Price of the Share to be acquired subject to such Option.

“Committee” means the Management Resources and Compensation Committee of the board of directors of the Company, or such other committee of the board of directors as may be given the responsibility to act on behalf of the board of directors with respect to the Plan, or, in the absence of any such committee, the board of directors itself.

“Company” means Petro-Canada, a company incorporated under the laws of Canada.

“Eligible Party” means an Employee or an estate entitled to participate in the Plan pursuant to Paragraph 6.1.

“Employee” means any person who is an employee of the Company or a Subsidiary of the Company.

“Market Price” means with respect to all Options approved by the Committee, the closing price of the Shares on the Relevant Stock Exchange on the Trading Day immediately preceding the day on which the Options are granted or the Cash Payment Alternative is exercised, as applicable, or, if the Shares did not trade on the Relevant Stock Exchange on such date, the Market Price shall be the average of the bid and ask prices in respect of the Shares at the close of trading on such date;

and for the purposes of the foregoing:

(i)            “Trading Day”, with respect to a stock exchange, means a day on which such stock exchange is open for business;

(ii)           “Relevant Stock Exchange” means the Toronto Stock Exchange or, if the shares are not then listed on the Toronto Stock Exchange, such stock exchange on which the Shares are listed as may be selected by the Committee for such purpose.

“Option” means an option to purchase Shares granted in accordance with the terms of the Plan, as described more fully in Paragraph 5.

“Option Price” means the price per Share at which Shares may be purchased under an Option, as the same may be adjusted from time to time in accordance with Paragraph 5.12.

“Plan” means this employee stock option plan as amended from time to time.

“Shares” means the common shares without nominal or par value in the capital of the Company, or any successor corporation.

2.2          Subsidiary

In the Plan a body corporate is a “Subsidiary” of another body corporate if:

(a)           it is controlled by

(i)            that other body corporate,

(ii)           that other body corporate and one or more bodies corporate each of which is controlled by that other body corporate, or

(iii)          two or more bodies corporate each of which is controlled by that other body corporate; or

(b)           it is a Subsidiary of a body corporate that is a Subsidiary of that other body corporate.

For this purpose a body corporate is controlled by a person or by two or more bodies corporate if:

(a)           securities of the body corporate to which are attached more than fifty per cent of the votes that may be cast to elect directors of the body corporate are held, other than by way of security only, by or for the benefit of that person or by or for the benefit of those bodies corporate; and

(c)           the votes attached to those securities are sufficient, if exercised, to elect a majority of the directors of the body corporate.

2.3          Words, etc.

In this Plan; unless the context otherwise dictates, references to the masculine include the feminine and references to the singular include the plural and vice versa; the inclusion of headings is for convenience of reference only and shall not affect the construction hereof; and all money references are to Canadian currency.

3.             ELIGIBILITY

All Eligible Parties may participate in the Plan on the basis described herein, subject to applicable legal, timing and other constraints which may preclude or limit participation. However no Eligible Party has the right to participate in the Plan and the Committee may decide on those Eligible Parties who may participate in the Plan and the extent of participation.

4.             PARTICIPATION

Participation in the Plan is voluntary and any decision not to participate shall not affect an Employee’s or other Option holder’s employment with the Company or a Subsidiary of the Company.  Nothing contained in this Plan shall give any Employee or other Option holder the right to be retained in the services of the Company or a Subsidiary of the Company, nor shall it interfere with the right of the Company or any Subsidiary of the Company, to discharge an Employee or other Option holder.  An Option holder shall have no entitlement by way of compensation or damages resulting from the termination of the office or employment by virtue which he is or may be eligible to participate in, or to exercise Options or a Cash Payment Alternative under the Plan for the loss of any right or benefit or prospective right or benefit under the Plan which he might otherwise have enjoyed whether the compensation is claimed for wrongful dismissal or otherwise.  Participation in the Plan will not give any Employee or other Option holder any right or claim to any benefit except to the extent provided in the Plan.

5.             OPTIONS

5.1          Shares Subject to, and Maximum Number of Shares Issuable Under, the Plan

Options may be granted in respect of authorized and unissued Shares.  The maximum number of Shares (the “Specified Maximum”) which may be issued upon exercise of Options granted under the Plan is twenty-nine million, nine-hundred and three thousand, one-hundred and seventy-three (29,903,173).  For the purpose of this Paragraph 5.1 and the applicable rules of the stock exchanges on which the Shares are listed:

(a)           Shares which have been purchased or issued under the Plan prior to August 1, 2009 pursuant to share purchases made or Options which have been exercised prior to such date shall not be counted as Shares which have been purchased or issued under the Specified Maximum; and

(b)           Options which expire or are otherwise cancelled or terminated unexercised and the Shares which were issuable under such Options shall not be available for issuance under the Specified Maximum.

No fractional Shares may be purchased or issued under the Plan.

5.2          Grant of Options

Options may be granted to any Employee.  Options may be granted by the Company pursuant to the decisions of the Committee provided and to the extent that such decisions are approved by the board of directors of the Company.  Options shall not be granted to non-executive directors of the Company.

5.3          Terms of Options

Subject as herein and otherwise specifically provided in this Paragraph 5, the number of Shares subject to each Option, the Option Price, the expiration date of each Option, the extent to which each Option is exercisable from time to time during the term of the Option and other terms and conditions relating to each such Option shall be determined by the Committee; provided, however, that if no specific determination is made by the Committee with respect to any of the following matters, each Option shall, subject to any other specific provisions of the Plan, contain the following terms and conditions:

(a)           the period during which the Option shall be exercisable shall be seven years from the date the Option is granted to the Optionee; and

(b)           not more than one-fourth of the Shares covered by the Option may be taken up during any one of the first four years of the term of the Option; provided, however, that if the number of Shares taken up under the Option in any of such years is less than one-fourth of the Shares covered by the Option, the Option holder shall have the right, at any time or from time to time during the remainder of the term of the Option, to purchase such number of shares subject to the Option which were purchasable, but not purchased by him, during such year; and provided further that in the event that, at any time, an offer is made to all holders of Shares to purchase some or all of their Shares, the Company will give notice of such offer to Option holders and all Options will become immediately exercisable.

5.4          Option Price

The Option Price on Shares which are the subject of Options shall not be lower than the Market Price.

5.5          Maximum Option Period

In no event may the term of an Option exceed ten years from the time of the grant of the Option.

5.6          Limit on Options to any Person

The total number of Shares to be optioned to any optionee under the Plan together with any Shares reserved for issuance under options for services and employee stock purchase plans to such optionee shall not exceed 5% of the issued and outstanding Shares at the date of the grant of the Option.

5.7                               Limits with Respect to Insiders

The maximum number of Shares which may be issuable to insiders, as insiders is defined by the Securities Act (Alberta) and their associates, under the Plan when combined with any other share compensation arrangement shall be 10% of the Shares issued and outstanding (on a non-diluted basis).

5.8                               Options Non-Assignable

Each Option is personal to the Option holder and is non-assignable.

5.9                               Change of Employment

Notwithstanding any other provisions of the Plan, Options shall not be affected by any change of employment of the Option holder where the Option holder continues to be employed by the Company or a Subsidiary of the Company.

5.10                        Exercise of Options

Subject to the provisions of the Plan, an Option may be exercised from time to time, in the manner specified by the Company from time to time.  Certificates for such Shares shall be issued within a reasonable time following the receipt of such notice and payment.  The Shares which are issued on the exercise of an Option will be the same in all respects as shares of the same class already issued and outstanding.

5.11                         Conditions Precedent to Issuance of Shares

Notwithstanding any of the provisions contained in the Plan or in any Option, the Company’s obligation to issue Shares to an Option holder pursuant to the exercise of an Option shall be subject to:

(a)                                  completion of such registration or other qualification of such Shares or obtaining approval of such governmental authority as the Company shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

(b)                                 the admission of such Shares to listing on any stock exchange on which the Shares may then be listed; and

(c)                                  the receipt from the Option holder of such representations, agreements and undertakings as to future dealings in such Shares as the Company determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any applicable jurisdiction.  In this connection the Company shall, to the extent necessary, take all reasonable steps to obtain such approvals, registrations and qualifications as may be necessary for issuance of such Shares in compliance with applicable securities laws and for the listing of such Shares on any stock exchange on which the Shares are then listed.

5.12                        Adjustments

Appropriate adjustments in the number of Shares subject to the Plan, and as regard Options or a Cash Payment Alternative granted or to be granted, in the number of Shares subject to an Option and the Option Price of such Options, and the calculation of the amount payable upon exercise of the Cash Payment Alternative, respectively, shall be made by the board of directors of the Company to give effect to adjustments in the number of Shares resulting from subdivisions, consolidations or reclassifications of the Shares, the payment of stock dividends by the Company (other than dividends in the ordinary course) or other relevant changes in the capital stock of the Company, subsequent to the approval of the Plan by the board of directors of the Company, the purpose of such adjustments being to put the Option holder upon exercising an Option in the same position as he would have been in if he had exercised the Option prior to the relevant change, except with respect to the receipt of income on the Shares.

6.                                      OTHER EVENTS AFFECTING ENTITLEMENT

6.1                               Death of Participant

Unless otherwise provided at the time the Option is granted, in the event the Option holder dies before all of the Shares purchased under the Plan by the holder of Options have been delivered to him or the cash payment has been made to him and/or all of the Options granted to the Option holder under the Plan have been exercised, the Option holder’s executors or heirs shall be entitled to participate in the Plan to the extent the Option holder would have been entitled to, provided that all Options granted to the Option Holder vest immediately on the death of the Option Holder and shall expire on the earlier of:

(a)                                  the first anniversary of the date of death; and

(b)                                 the normal expiry date.

6.2                               Termination

Unless otherwise provided at the time the Option is granted, and subject to the other provisions hereof, in the event that after the grant of Options to an Option holder an Option holder’s employment with the Company or a Subsidiary of the Company , is terminated (such term to include involuntarily retirement), other than termination because of death or voluntary retirement:

(a)                                  in the case of the termination of the Option holder’s employment at the option of the Company or a Subsidiary of the Company, and without cause, any Options granted to the Option holder under the Plan and vested on the effective date of the termination (such date to be defined in the notice of termination or notice of involuntary retirement) may be exercised by the Option holder at any time until the earlier of 90 days after the effective date of termination, or until the normal expiry date.  Unless the Committee decides otherwise prior to the grant of any Option, termination without cause shall include termination of an Option holder’s employment with (i) the Company or a Subsidiary of the Company by reason of the transfer of the business or part of the business of the Company or a Subsidiary of the Company to a person other than the Company or a Subsidiary of the Company and (ii) a Subsidiary of the Company by which an Option holder is employed ceasing to be a Subsidiary of the Company; and

(b)                                 in any other case not covered by Clause 6.2(a), any Options granted to the Option holder under the Plan shall immediately expire and be of no further effect, whether or not such Options had become exercisable by the time of termination.

6.3                               Voluntary Retirement

Unless otherwise provided at the time the Option is granted, and subject to the other provisions hereof, in the event that after the grant of Options to an Option holder an Option holder’s employment with the Company or a Subsidiary of the Company, ceases due to voluntary retirement:

(a)                                  all options held by the Option holder vest immediately upon the effective date of the voluntary retirement; and

(b)                                 any Options which are exercisable by the Option holder may be exercised at any time within three years after the date of the voluntary retirement.

6.4                               Other Disruption of Employment

Unless otherwise provided at the time the Option is granted, in the event that after the grant of Options to an Option holder an Option holder:

(a)                                  takes a Company approved leave of absence without pay; or

(b)                                 becomes disabled and entitled to benefits under a long-term disability program,

the Option holder shall be entitled to continue his participation in the Plan.

7.                                      CASH PAYMENT ALTERNATIVE

7.1                               Grant of Cash Payment Alternative

Unless otherwise determined by the Committee at the time an Option is granted, a Cash Payment Alternative shall be granted in connection and in conjunction with the grant of each Option under the Plan after January 1, 2004.

Subject to Paragraph 7.4, a Cash Payment Alternative shall be subject to the same terms, conditions and limitations as the related Option.

7.2                               Exercise of Cash Payment Alternative

A Cash Payment Alternative shall be exercisable only at the same time by the same person, to the same extent and in the same manner that the Option related thereto is exercisable.  Upon exercise of a Cash Payment Alternative, the related Option shall be transferred and surrendered to the Company and the Share and related Option shall be available for issuance under the Specified Maximum.  Payment of the amount to which an Option holder is entitled upon the exercise of a Cash Payment Alternative, less any amount necessary to ensure compliance with laws relating to withholding of tax or other deductions, shall be made to such person, in the form of a cheque or money order or by wire transfer of immediately available funds to an account designated by the Option holder, in Canadian currency, or any other currency at the option of the Company, made payable to such person or his estate, as applicable, within a reasonable time following the election of the holder.

7.3                               Non-Transferable

A Cash Payment Alternative shall be transferable only in the manner and to the extent that the related Option is transferable.

7.4                               Discretion of Committee

A Cash Payment Alternative shall be subject to such other terms, conditions and limitations as the Committee shall determine.

7.5                               Reference

Every reference in the Plan to an Option shall, unless the context required otherwise, be deemed to include reference to a Cash Payment Alternative.

8.                                      PARTICIPANT’S RIGHT NOT TRANSFERABLE

Except as provided herein, the rights of an Option holder under the Plan are non-transferable, in whole or in part, either directly or by operation of law or otherwise in any manner.

9.                                      NOTICES

Any notice or other document to be delivered to an Option holder shall be validly sent, given or delivered if it is delivered by hand to the Option holder or is mailed by first class prepaid mail to the latest address shown on the records of the Company for the Option holder for purposes of the Plan or, in the absence of such address for purposes of the Plan, for general purposes.  Any notice or document so mailed shall be deemed to have been received by the Option holder in the ordinary course of mail.

Any notice or other document to be delivered to the Company shall be validly sent, given or delivered if it is delivered by hand or mailed by first class mail to the Secretary of the

Company at the Company’s head office or if it is electronically sent to the Company or its authorized agent for this purpose, the receipt of which has been confirmed.

10.                               REGULATIONS AND AMENDMENT

10.1                        Regulations

The Committee may make, amend and repeal at any time and from time to time such resolutions not inconsistent herewith as it may deem necessary or advisable for the administration and operation of the Plan.  In particular, the Committee may delegate to any person, group of persons or corporation, any administrative duties and powers under the Plan.  All decisions and interpretations of the Committee respecting the Plan and all rules and regulations made from time to time pursuant thereto, shall be binding and conclusive on the Company, on all Eligible Parties, on all Option holders and on their respective legal representatives.

10.2                        Amendment to Plan

The Committee may amend the Plan:

(a)                                  to make formal, minor or technical modifications to any of the provisions of the Plan;

(b)                                 to change any of the provisions of the Plan provided the change is not materially prejudicial to the interests of the Option holders; or

(c)                                  to correct any ambiguity, defective provisions, error or omissions in the provisions of the Plan provided that the rights of the Option holders are not prejudiced by the correction.

Subject to the obtaining of any required regulatory or other approvals any other amendment to the Plan shall be effective only after it has been approved by a resolution of the Option holders signed by the Option holders having rights to acquire a majority of the Shares to be issued under the Plan or passed at a meeting of Option holders (held after at least 14 days notice to all Option holders and attended in person or by proxy by at least two Option holders) by the affirmative vote of Option holders having rights to acquire a majority of the Shares subject to rights to acquire by the Option holders who are present or represented at the meeting.

10.3                        Amendment to Outstanding Options

The Committee may from time to time amend the terms of Options granted under the Plan, subject to the obtaining of any required regulatory or other approvals and, if any such amendment will materially adversely affect the rights of Option holders with respect to outstanding Options, the obtaining of the consent of Option holders holding a majority of the outstanding Options to such amendment. Such consent may be obtained by written resolution signed by Option holders holding a majority of the outstanding Options or passed at a meeting of Option holders (held after at least 14 days notice to all Option holders and attended in person or by proxy by at least two Option holders) by the affirmative vote of Option holders holding a majority of the Options who are present or represented at the meeting.  Notwithstanding the foregoing, the obtaining of the consent of Option holders to an amendment which materially adversely affects the rights of such Option holders with respect to outstanding Options shall not be required if such amendment is required to comply with applicable laws, regulations, rules, orders of governmental or regulatory authorities or the requirements of any stock exchange on which Shares of the Company are listed.

11.                                COSTS

The Company shall not charge any Option holder for any part of the cost of administering and operating the Plan.  Option holders may be required to pay fees charged by third party service providers retained by the Company to assist in the administration of the Plan.

12.                               APPLICABLE LAW

The Plan shall be governed by and construed in accordance with the laws of the Province of Alberta and the courts of such province shall have non-exclusive jurisdiction over any dispute under the Plan.